EXHIBIT 99.3

Consent of Person Named as
About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of ActionPoint Inc. (the "Company") as a person who will become a director of the Company upon consummation of the transactions contemplated therein and to the filing of this consent as an exhibit herein.

March 27, 2002

/s/ Reynolds C. Bish

Reynolds C. Bish